Exhibit (a)(1)

ISSUER REPURCHASE NOTICE

TO HOLDERS OF

2.875% SENIOR CONVERTIBLE NOTES DUE 2027

ISSUED BY

LIVE NATION ENTERTAINMENT, INC.

CUSIP Numbers: 538034 AA7 and 538034 AB5

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of July 16, 2007 (the “Indenture”), between Live Nation Entertainment, Inc., formerly known as Live Nation, Inc., a Delaware corporation (referred to as “we” or the “Company”), and HSBC Bank USA, National Association, a national banking association, as successor in interest to Wells Fargo Bank, N.A., as trustee, paying agent and conversion agent (the “Trustee,” “Paying Agent” or “Conversion Agent”), and the Company’s 2.875% Senior Convertible Notes due 2027 (the “Securities”) that, at the option of each holder (the “Holder”) of the Securities, the Securities will be purchased by the Company at a price equal to 100% of the principal amount of those Securities being offered plus accrued and unpaid Interest, if any, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Additional Amounts, if any (the “Repurchase Price”), subject to specified additional terms and conditions of the Indenture, the Securities and this Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time (the “Holder Put Option”). Accrued and unpaid Interest, Contingent Interest, if any, and Additional Amounts, if any, on the Securities to, but not including, the Repurchase Date (an Interest Payment Date under the terms of the Securities), will be paid to the Holder of record at the close of business on July 1, 2014, prior to the payment of the Repurchase Price as provided by the Indenture. Accordingly, we expect that there will be no accrued and unpaid Interest, accrued and unpaid Contingent Interest or Additional Amounts due as part of the Repurchase Price. Unless the Company defaults in making payment of the Repurchase Price, Interest, Contingent Interest, if any, or Additional Amounts, if any, on the Securities repurchased will cease to accrue on and after the Repurchase Date. Holders may surrender their Securities from 9:00 a.m., New York City time, on Monday, June 16, 2014 through 5:00 p.m., New York City time, on Tuesday, July 15, 2014 (the “Repurchase Date”). This Issuer Repurchase Notice, along with the notice attached hereto as Annex A, is being sent pursuant to the provisions of Section 3.07 of the Indenture and paragraph 6 of the Securities. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Securities.

To exercise your option to have the Company purchase the Securities and receive the Repurchase Price per $1,000 principal amount of the Securities, you must validly surrender the Securities prior to 5:00 p.m., New York City time, on the Repurchase Date. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Date. The right of Holders to surrender Securities for purchase in the Holder Put Option expires at 5:00 p.m., New York City time, on the Repurchase Date.

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Securities hold the Securities through The Depository Trust Company (“DTC”) accounts and that there are no certificated Securities in non-global form. Accordingly, all Securities surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Trustee, Paying Agent and Conversion Agent is:

HSBC Bank USA, National Association

By Regular, Registered or Certified Mail or Overnight Courier: HSBC Bank USA, National Association Attention: CLTA Debt Services 452 Fifth Avenue, 8E6 New York, NY 10018	For Information: HSBC Bank USA, National Association Attention: CLTA Debt Services 452 Fifth Avenue, 8E6 New York, NY 10018 212-525-1427	By Facsimile: 212-525-1366 Attention: CLTA Debt Services Confirm Receipt of Facsimile Only: 212-525-1427

Additional copies of this Issuer Repurchase Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: June 16, 2014

No person has been authorized to give any information or to make any representation other than those contained in this Issuer Repurchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Repurchase Notice is accurate as of any date other than the date on the front of this Issuer Repurchase Notice. This Issuer Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Repurchase Notice shall not under any circumstances create any implication that the information contained in this Issuer Repurchase Notice is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Holder Put Option. To understand the Holder Put Option fully and for a more complete description of the terms of the Holder Put Option, we urge you to read carefully the remainder of this Issuer Repurchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my securities?

Live Nation Entertainment, Inc., formerly known as Live Nation, Inc., a Delaware corporation (the “Company”), is obligated, at your option, to purchase your validly surrendered 2.875% Senior Convertible Notes due 2027 (the “Securities”). (Pages 4-5)

Why is the Company offering to purchase my securities?

The right of each holder (the “Holder”) of the Securities to sell and the obligation of the Company to purchase the Securities pursuant to the Holder Put Option is a term of the Securities and has been a right of Holders from the time the Securities were issued on July 16, 2007. We are required to repurchase the Securities of any Holder exercising the Holder Put Option pursuant to the terms of the Securities and the Indenture (as defined below). (Page 5)

What securities is the Company obligated to purchase?

The Company is obligated to purchase all of the Securities surrendered, at the option of the Holder. As of June 16, 2014, there was approximately $220,000,000 aggregate principal amount of Securities outstanding. The Securities were issued under an Indenture, dated as of July 16, 2007 (the “Indenture”), between the Company, as issuer, and HSBC Bank USA, National Association, as successor in interest to Wells Fargo Bank, N.A., as trustee, paying agent and conversion agent (the “Trustee,” “Paying Agent” or “Conversion Agent”). (Page 5)

How much will you get paid and what is the form of payment?

Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, an amount equal to 100% of the principal amount of those Securities being offered plus accrued and unpaid Interest, if any, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Additional Amounts, if any (the “Repurchase Price”), with respect to any and all Securities validly surrendered for purchase and not withdrawn. Accrued and unpaid Interest, Contingent Interest, if any, and Additional Amounts, if any, on the Securities to, but not including, the Repurchase Date (an Interest Payment Date under the terms of the Securities), will be paid to the Holder of record at the close of business on July 1, 2014, prior to the payment of the Repurchase Price as provided by the Indenture. Accordingly, we expect that there will be no accrued and unpaid Interest, Contingent Interest or Additional Amounts due as part of the Repurchase Price. The Company reserves the right to change the form of consideration paid to settle the Holder Put Option, to the extent permitted by the Indenture and applicable law, by notice to the Holders. (Page 5)

How will the Company fund the purchase of the Securities?

The Company intends to use the cash it has available to fund the purchase of the Securities. (Page 5)

How can I determine the market value of the Securities?

There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the trading price and implied volatility of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon which the value of the cash and shares of Common Stock into which the Securities are convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Holder Put Option. The Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LYV.” On June 12, 2014, the closing price of the Common Stock on the NYSE was $23.09 per share. As of such date, each $1,000 principal amount of the Securities is convertible into cash or any combination of cash and shares of Common Stock, at the Company’s election, based on a conversion rate of 36.8395 shares of Common Stock, subject to adjustment (the “Conversion Rate”). (Pages 6-7)

What does the board of directors of the Company think of the Holder Put Option?

The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Holder Put Option. You must make your own decision whether to surrender your Securities for purchase in the Holder Put Option and, if so, the amount of Securities to surrender. (Page 5)

When does the Holder Put Option expire?

The Holder Put Option expires at 5:00 p.m., New York City time, on Tuesday, July 15, 2014 (the “Repurchase Date”). We will not extend the period Holders have to accept the Holder Put Option unless required to do so by the federal securities laws. (Page 5)

What are the conditions to the purchase by the Company of the Securities?

The purchase by us of validly surrendered Securities is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice. (Page 5)

How do I surrender my Securities?

There are three ways to tender your Securities:

•	If your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Securities and instruct such nominee to surrender the Securities on your behalf through the transmittal procedures of The Depository Trust Company (“DTC”).

•	If you are a DTC participant, you should surrender your Securities electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•	While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Securities pursuant to the Holder Put Option and holds physical certificates evidencing such Securities must complete and sign a repurchase notice in the form attached hereto as Annex B (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Securities through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Holder Put Option set forth in this Issuer Repurchase Notice. (Pages 7-8)

If I surrender my Securities, when will I receive payment for them?

The Company will accept for payment all validly surrendered Securities promptly on or after the Repurchase Date. The Company will forward to the Paying Agent, prior to 10 a.m., New York City time, on

Wednesday, July 16, 2014, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 10)

Until what time can I withdraw previously surrendered Securities?

You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Repurchase Date. (Page 9)

How do I withdraw previously surrendered Securities?

To withdraw previously surrendered Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Repurchase Date. While the Trustee has informed us that there are currently no certificated Securities in non-global form, in the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex C (a “Withdrawal Notice”) in accordance with Section 3.09 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Repurchase Date. (Pages 9-10)

Do I need to do anything if I do not wish to surrender my Securities for purchase?

No. If you do not surrender your Securities before the expiration of the Holder Put Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 5)

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount of $1,000 or an integral multiple thereof. (Page 7)

If I choose to surrender my Securities for purchase, does Interest, Contingent Interest or Additional Amounts cease to accrue on such Securities on and after the Repurchase Date?

Yes. Unless the Company defaults in making the payment of the Repurchase Price owed to you, Interest, Contingent Interest, if any, and Additional Amounts, if any, on your Securities as to which you have delivered a Repurchase Notice shall cease to accrue on and after the Repurchase Date, and you shall have no other rights as such other than the right to receive the Repurchase Price upon surrender of such Security. (Page 10)

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise your right to sell Securities under this Holder Put Option and the Securities are otherwise convertible pursuant to Article X of the Indenture and the terms of the Securities, you may be entitled to have your Securities converted into Common Stock or cash or a combination of cash and shares of Common Stock, at the Company’s election, as provided in the Indenture:

•	prior to January 15, 2027, and during any fiscal quarter commencing after September 30, 2007 (and only during such quarter), if the Closing Price of the Company’s Common Stock for at least 20 Trading Days in the 30 Trading-Day period ending on the last Trading Day of the preceding fiscal quarter was 130% or more of the Conversion Price on such Trading Day;

•	prior to January 15, 2027, during the five Business Days immediately following any five consecutive Trading Day period in which the Trading Price per $1,000 principal amount of the Securities (as determined following a request by a Holder in accordance with the procedures described in the Indenture) for each day of that period was less than 98% of the product of the Closing Price of the Company’s Common Stock and the current Conversion Rate of the Securities on each such day;

•	if the Company has called the Securities for redemption;

•	at any time on or after January 15, 2027 until the close of business on the Business Day immediately preceding the Stated Maturity of the Securities; or

•	upon the occurrence of certain specified corporate transactions described in the Indenture.

However, on or around June 20, 2014, the Company plans to issue a notice of redemption to the Holders that it intends to redeem any Securities outstanding on July 30, 2014 (the “Redemption Date”) pursuant to its option under Section 3.01 of the Indenture. Securities called for redemption, including your Securities, may therefore only be surrendered for conversion prior to 5:00 p.m., New York City time, on July 29, 2014. Securities not surrendered for purchase pursuant to the Holder Put Option prior to 5:00 p.m., New York City time, on July 15, 2014, will be redeemed by the Company on the Redemption Date at a redemption price of 100% of the principal amount of the Securities, plus any accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Additional Amounts, if any, to, but not including, the Redemption Date. (Pages 5-6)

If I am a U.S. holder (defined below) for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Holder Put Option?

The receipt of cash in exchange for Securities pursuant to the Holder Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor regarding the specific tax consequences to you of exercising the Holder Put Option. (Pages 12-13)

Who is the Paying Agent?

HSBC Bank USA, National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Holder Put Option. Its address and telephone number are set forth on the front cover page of this Issuer Repurchase Notice.

Who is the Conversion Agent?

HSBC Bank USA, National Association, the Trustee under the Indenture, is serving as Conversion Agent in connection with the Holder Put Option. Its address and telephone number are set forth on the front cover page of this Issuer Repurchase Notice.

To whom can I talk if I have questions about the Holder Put Option?

Logistical questions and requests for assistance in connection with the surrender of Securities for purchase in the Holder Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Issuer Repurchase Notice. All other questions about the Securities may be directed to the Company’s Treasurer: Bill Lowe, via email at billlowe@livenation.com and via telephone at (310) 975-6849.

IMPORTANT INFORMATION CONCERNING THE OPTION

1 Information Concerning The Company. Live Nation Entertainment, Inc., formerly known as Live Nation, Inc., a Delaware corporation (the “Company”), is obligated to purchase the Company’s 2.875% Senior Convertible Notes due 2027 (the “Securities”). The Securities are convertible into cash or any combination of cash and shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the Company’s election, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

The Company is one of the largest live entertainment companies in the world. The Company maintains its principal executive offices at 9348 Civic Center Drive, Beverly Hills, CA 90210 and the telephone number there is (310) 867-7000.

2 Information Concerning The Securities. The Securities were issued under an Indenture, dated as of July 16, 2007 (the “Indenture”), between the Company, as issuer, and HSBC Bank USA, National Association, as successor in interest to Wells Fargo Bank, N.A., as trustee, paying agent and conversion agent (the “Trustee,” “Paying Agent” or “Conversion Agent”). The Securities mature on July 15, 2027.

2.1 The Company’s Obligation to Purchase the Securities. Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder’s option, on July 15, 2014. This Holder Put Option will expire at 5 p.m., New York City time, on Tuesday, July 15, 2014 (the “Repurchase Date”). The Indenture does not provide us the right to extend the period Holders have to accept the Holder Put Option. The purchase by the Company of validly surrendered Securities is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Issuer Repurchase Notice.

If any Securities remain outstanding following the expiration of the Holder Put Option, the Company will become obligated to purchase the Securities, at the option of the Holders, in whole or in part, on July 15, 2017 and July 15, 2022, for cash, at a purchase price equal to 100% of the principal amount of those Securities, plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Additional Amounts, if any, on those Securities, to, but not including, such repurchase date. The Company may also be obligated to repurchase Securities, at the option of Holders, after the occurrence of certain Fundamental Changes (as defined in the Indenture).

2.2 Repurchase Price. Pursuant to the Securities, the Repurchase Price to be paid by the Company for the Securities on the Repurchase Date is equal to 100% of the principal amount of those Securities being offered plus accrued and unpaid Interest, if any, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Additional Amounts, if any (the “Repurchase Price”). The Repurchase Price will be paid to the Depository Trust Company (the “DTC”) in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, promptly following the later of the Business Day immediately following the Repurchase Date and the time of delivery of such Security to the Paying Agent by the Holder thereof in the manner required by this Issuer Repurchase Notice. DTC will thereafter distribute the cash to its participants in accordance with its procedures. The Company reserves the right to change the form of consideration paid to settle the Holder Put Option, to the extent permitted by the Indenture and applicable law, by notice to the Holders. Securities surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Repurchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Securities on the Repurchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder’s assessment of current market value of the Securities and the Common Stock and other relevant factors.

2.3 Source of Funds. In the event any Securities are surrendered and accepted for payment, the Company intends to use the cash it has available to fund the purchase of the Securities. The Company has sufficient cash to fund the approximately $220,000,000 aggregate principal amount of Securities outstanding.

2.4 Conversion Rights of the Securities. Holders that do not surrender their Securities for purchase pursuant to the Holder Put Option will maintain the right to convert their Securities into Common Stock or cash or a combination of cash and shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities which are surrendered pursuant to the Holder Put Option may be converted in accordance with the terms of the Indenture and the Securities only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Date, as described in Section 4 below.

However, on or around June 20, 2014, the Company plans to issue a notice of redemption to the Holders that it intends to redeem any Securities outstanding on July 30, 2014 (the “Redemption Date”) pursuant to its option under Section 3.01 of the Indenture. Securities called for redemption, including your Securities, may therefore only be surrendered for conversion prior to 5:00 p.m., New York City time, on July 29, 2014. Securities not surrendered for purchase pursuant to the Holder Put Option prior to 5:00 p.m., New York City time, on July 15, 2014, will be redeemed by the Company on the Redemption Date at a redemption price of 100% of the principal amount of the Securities, plus any accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Additional Amounts, if any, to, but not including, the Redemption Date.

2.5 Market for the Securities and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. Following the expiration of the Holder Put Option, we expect that Securities not purchased in the Holder Put Option will continue to be traded over the counter; however, the trading market for the Securities may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Securities pursuant to the Holder Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Holder Put Option. We cannot assure you that a market will exist for the Securities following the Holder Put Option. The extent of the public market for the Securities following consummation of the Holder Put Option will depend upon, among other things, the remaining outstanding principal amount of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. As of June 16, 2014, there was approximately $220,000,000 aggregate principal amount of Securities outstanding.

The Securities are convertible into cash or any combination of cash and shares of Common Stock, at the Company’s election. The Common Stock into which the Company may elect to convert the Securities is listed on the New York Stock Exchange (“NYSE”) under the symbol “LYV.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	High	Low
2014
2nd Quarter (through June 12, 2014)	24.71	19.61
1st Quarter	24.80	19.75

2013
4th Quarter	19.94	17.16
3rd Quarter	18.93	15.53
2nd Quarter	16.31	11.76
1st Quarter	12.68	9.37

2012
4th Quarter	9.69	8.16
3rd Quarter	9.76	8.37
2nd Quarter	9.90	8.10
1st Quarter	11.00	8.54

On June 12, 2014, the closing price of the Common Stock on the NYSE was $23.09 per share. As of June 12, 2014, there were approximately 200,681,663 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Holder Put Option.

2.6 Redemption. No sinking fund is provided for the Securities. The Securities are redeemable for cash at the option of the Company, in whole or in part, at any time or from time to time on or after July 20, 2014 upon not less than 30 nor more than 60 days’ notice by mail for a redemption price (the “Redemption Price”) equal to the principal amount of those Securities plus accrued and unpaid Interest, accrued and unpaid Contingent Interest, if any, and Additional Amounts, if any, on those Securities up to, but not including, the Redemption Date. On or around June 20, 2014, the Company plans to issue a notice of redemption to the Holders that it intends to redeem any Securities outstanding on the Redemption Date pursuant to its option under Section 3.01 of the Indenture. Securities not surrendered for purchase pursuant to the Holder Put Option prior to 5:00 p.m., New York City time, on July 15, 2014, will be redeemed by the Company on the Redemption Date at the Redemption Price.

2.7 Ranking. The Securities are unsecured obligations of the Company and rank junior in right of payment to the rights of the Company’s secured creditors to the extent of their security in the Company’s assets, equal in right of payment to the rights of creditors under the Company’s other existing and future unsecured unsubordinated indebtedness, senior in right of payment to the rights of creditors under indebtedness expressly subordinated to the Securities and effectively subordinated to the secured and unsecured creditors of the Company subsidiaries, none of which guaranteed the Securities. The Indenture does not limit other indebtedness of the Company, secured or unsecured.

2.8 Stockholder Rights. The Holders of Securities, as such, do not have any rights as stockholders of the Company (including, without limitation, voting rights and rights to dividends or other distributions on the Common Stock). Upon conversion into shares of Common Stock, if any, the Holders would be entitled to such stockholders’ rights, including voting rights and dividends, if any, made to holders of Common Stock.

3 Procedures To Be Followed By Holders Electing To Surrender Securities For Purchase. Holders will not be entitled to receive the Repurchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Repurchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Repurchase Date, their Securities will remain outstanding subject to the existing terms of the Securities.

3.1 Surrendering the Securities. The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Securities via ATOP will constitute a Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Securities and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Securities.

Securities Held Through a Custodian. If you wish to tender Securities pursuant to this Issuer Repurchase Notice and your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Securities for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Securities in Global Form” on or prior to 5:00 p.m., New York City time, on the Repurchase Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Securities held by them as a nominee or in a fiduciary capacity.

Securities in Global Form. If you are a DTC participant who wishes to tender Securities pursuant to this Issuer Repurchase Notice, you must surrender to the Company your beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Repurchase Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Repurchase Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Holder Put Option, including those set forth below under “—Agreement to be Bound by the Terms of the Holder Put Option.”

Securities Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, then any such Holder of the Securities must complete and sign a Repurchase Notice in the form attached hereto as Annex B in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent prior to 5:00 p.m., New York City time, on the Repurchase Date.

All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Securities are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Securities is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Repurchase Date.

3.2 Agreement to be Bound by the Terms of the Holder Put Option. By surrendering your Securities through the Repurchase Notice, a Holder acknowledges and agrees as follows:

•	such Securities shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Issuer Repurchase Notice;

•	such Holder agrees to all of the terms of this Issuer Repurchase Notice;

•	such Holder has received this Issuer Repurchase Notice and acknowledges that this Issuer Repurchase Notice, along with the notice attached hereto as Annex A, provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Issuer Repurchase Notice, the Indenture and the Securities, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Securities surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Securities, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Securities or to participate in any redemption or defeasance of the Securities and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Securities, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Securities, or transfer ownership of such Securities, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Securities for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Securities (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Securities that are purchased by the Company), all in accordance with the terms set forth in this Issuer Repurchase Notice;

•	such Holder represents and warrants that such Holder (i) owns the Securities surrendered and is entitled to surrender such Securities and (ii) has full power and authority to surrender, sell, assign and transfer the Securities surrendered hereby and that when such Securities are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Securities surrendered;

•	such Holder understands that all Securities properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Repurchase Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Securities, the Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time;

•	payment for Securities purchased pursuant to the Issuer Repurchase Notice will be made by deposit of the Repurchase Price for such Securities with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•	surrenders of Securities may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Repurchase Date;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Holder Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and surrender of the Securities is not effective, and the risk of loss of the Securities does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Securities pursuant to the procedures described in this Issuer Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3 Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Date. In order to withdraw Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Repurchase Date. Securities withdrawn from the Holder Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on the Repurchase Date. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Securities were tendered and such participant’s account number at DTC to be credited with the withdrawn Securities;

•	contain a description of the Securities to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Securities.

In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Securities evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex C (a “Withdrawal Notice”) and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Repurchase Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Securities. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Repurchase Date.

4 Payment For Surrendered Securities. Some time prior to 10 a.m., New York City time, on Wednesday, July 16, 2014, we will promptly forward to the Paying Agent the appropriate amount of cash required to pay the Repurchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder, following the later of the Business Day immediately following the Repurchase Date and the time of delivery of such Security to the Paying Agent by the Holder thereof in the manner required by this Issuer Repurchase Notice. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase all of the Securities is $220,000,000.00 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use available cash to purchase the Securities.

5 Securities Acquired. Unless the Company defaults in making the payment of the Repurchase Price owed to you, Interest, Contingent Interest, if any, and Additional Amounts, if any, on your Securities as to which you have delivered a Repurchase Notice shall cease to accrue on and after the Repurchase Date, and you shall have no other rights as such other than the right to receive the Repurchase Price upon surrender of such Security. Any Securities purchased by us pursuant to the Holder Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

6 Plans Or Proposals Of The Company. Except as publicly disclosed prior to the date of this Issuer Repurchase Notice, the Company currently does not have any plans which would be material to a Holder’s decision to surrender Securities for purchase in the Holder Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•	any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•	any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

7 Interests Of Directors, Executive Officers And Affiliates Of The Company In The Securities. Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

•	the Company will not purchase any Securities from such persons; and

•	during the 60 days preceding the date of this Issuer Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

A list of the directors and executive officers of the Company is attached to this Issuer Repurchase Notice as Annex D.

8 Purchases Of Securities By The Company And Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Holder Put Option until at least the tenth Business Day after the Repurchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Securities after the Holder Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Holder Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

On or about June 20, 2014, the Company plans to issue a notice of redemption to the Holders that it intends to redeem any Securities outstanding on July 30, 2014 (the “Redemption Date”) pursuant to its option under Section 3.01 of the Indenture. Securities called for redemption, including your Securities, may only be surrendered for conversion prior to 5:00 p.m., New York City time, on July 29, 2014. Securities not surrendered for purchase pursuant to the Holder Put Option prior to 5:00 p.m., New York City time, on July 15, 2014, will be redeemed by the Company on the Redemption Date at the Redemption Price.

9 Material United States Federal Income Tax Consequences. The following is a summary of the material United States federal income tax consequences to Holders of exercising the Holder Put Option, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). For purposes of this discussion, a “U.S. holder” is a beneficial owner of Securities that for United States federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States or any subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a United States court and the control of one or more United States persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a United States person under the Code. A “non-U.S. holder” is a beneficial owner of Securities that is neither a “U.S. holder” nor an entity treated as a partnership for U.S. federal income tax purposes.

This discussion is limited to holders who hold their Securities as capital assets for United States federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular holder, including a holder that is subject to special treatment under United States federal income tax laws (including, among others, tax-exempt organizations, governmental organizations, cooperatives, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their Securities as part of a hedge, straddle, constructive sale or conversion transaction, persons who hold or received their Securities pursuant to the exercise of any employee stock option or otherwise as compensation, persons subject to the alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax, persons whose functional currency is not the United States dollar and persons that are, or hold their Securities through, partnerships or other pass-through entities). In addition, this discussion does not address any aspects of state, local or non-United States taxation or United States federal taxation other than income taxation. No ruling has been requested from the IRS regarding the United States federal income tax consequences of exercising the Holder Put Option. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders are urged to consult their tax advisors as to the United States federal tax consequences of exercising the Holder Put Option, as well as the effects of state, local and non-United States tax laws.

Consequences to U.S. Holders

Surrender of Securities for Purchase

Generally, if you are a U.S. holder, your exercise of the Holder Put Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received and (ii) your adjusted tax basis in the Securities surrendered. Because you agreed when you purchased your Securities to treat the Securities as subject to the special rules regarding contingent payment debt instruments, your adjusted tax basis in the Securities will generally be equal to your original purchase price for the Securities, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), decreased by the amount of any noncontingent payments and any projected payments that have been previously scheduled to be made (without regard to the actual amounts paid) on the Securities, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make because of differences between your tax basis and the adjusted issue price of the Securities. This gain will generally be treated as ordinary interest income; any loss will generally be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if you held your Securities for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

The contingent payment debt instrument regulations are complex. You should consult your tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to your Securities.

Information Reporting and Backup Withholding

Payments made to you in consideration for the surrender of Securities for purchase pursuant to the Holder Put Option will generally be subject to information reporting, unless you are an exempt recipient. You will also be subject to United States federal backup withholding tax at the applicable rate (currently 28%) if you fail to supply to us or the Paying Agent a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Surrender of Securities for Purchase

Subject to the discussion of backup withholding below, you generally will not be subject to United States federal income or withholding tax on gain recognized on the surrender of Securities for purchase pursuant to the Holder Put Option so long as:

•	interest payable with respect to the Securities is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	either (i) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on IRS Form W-8BEN or W-8BEN-E (or other applicable documentation)), or (ii) you hold your Securities through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable United States Treasury regulations; and

•	we are not a “United States real property holding corporation” during the applicable period.

We believe we are not a U.S. real property holding corporation for United States federal income tax purposes. If you cannot satisfy the requirements above, but you are eligible for the benefits of an applicable U.S. income tax treaty that would reduce or eliminate such withholding, you should provide an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming either a partial reduction or complete exemption from such withholding under such treaty. In addition, payments of the Repurchase Price will generally be exempt from withholding if interest with respect to the Securities is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) and you provide a properly executed IRS Form W-8ECI (or an applicable successor form).

Information Reporting and Backup Withholding

Payments to you in consideration for the surrender of Securities for purchase pursuant to the Holder Put Option will generally be subject to information reporting and backup withholding unless you certify under penalties of perjury that you are not a United States person, as described under “Consequences to Non-U.S. Holders—Surrender of Securities for Purchase,” or otherwise establish an exemption, and the applicable withholding agent does not have actual knowledge or reason to know you are a United States person. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

10 Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Holder Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013;

•	All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above; and

•	All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Issuer Repurchase Notice and prior to 5:00 p.m., New York City time, on the Repurchase Date.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Issuer Repurchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Repurchase Notice, we will amend the Schedule TO accordingly.

11 No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Holder Put Option.

12 Definitions. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Securities.

13 Conflicts. In the event of any conflict between this Issuer Repurchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

LIVE NATION ENTERTAINMENT, INC.

ANNEX A

NOTICE REQUIRED PURSUANT TO THE FORM OF NOTICE IN THE INDENTURE

To the Beneficial Owners of the 2.875% Convertible Senior Notes Due 2027 (the “Securities”) issued by Live Nation Entertainment, Inc., formerly known as Live Nation, Inc.:

Live Nation Entertainment, Inc. (the “Company”) by this written notice hereby notifies you, pursuant to Section 3.07 of that certain Indenture (the “Indenture”), dated as of July 16, 2007, between the Company and HSBC Bank USA, National Association, a national banking association (the “Trustee”), as successor in interest to Wells Fargo Bank, N.A., that you may request the Company to repurchase your Securities by delivery of a Repurchase Notice (as defined in the Indenture). Attached hereto as Annex B is the form of Repurchase Notice to be completed by you if you wish to have your Securities repurchased by the Company. The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Securities via ATOP will constitute a Repurchase Notice satisfying Holders’ notice requirements under the Indenture. All capitalized terms used herein and not otherwise defined in this Issuer Repurchase Notice shall have the meanings assigned to such terms in the Indenture.

1.	Repurchase Date: July 15, 2014.

2.	Repurchase Price: 100% of the principal amount of those Securities being offered plus accrued and unpaid Interest, if any, accrued and unpaid Contingent Interest, if any, and accrued and unpaid Additional Amounts, if any.

3.	Conversion Rate: To the extent described in Item 5 below, each $1,000 principal amount of the Securities is convertible into cash or any combination of cash and shares of the Company’s common stock, no par value (the “Common Stock”), at the Company’s election, based on a conversion rate of 36.8395 shares of Common Stock, subject to adjustment.

4.	Paying Agent and Conversion Agent: HSBC Bank USA, National Association
Attention: CLTA Debt Services, 452 Fifth Avenue, 8E6, New York, NY 10018

5.	The Securities you have surrendered for purchase may be converted if they are otherwise convertible pursuant to Article 10 of the Indenture and the terms of the Securities only if you withdraw such Securities pursuant to the terms of the Indenture and this Issuer Repurchase Notice. You may be entitled to have your Securities converted into cash or any combination of cash and shares of Common Stock, at the Company’s election:

(i)	prior to January 15, 2027, and during any fiscal quarter commencing after September 30, 2007 (and only during such quarter), if the Closing Price (as defined in the Indenture) of the Company’s Common Stock for at least 20 Trading Days in the 30 Trading-Day period ending on the last Trading Day of the preceding fiscal quarter was 130% or more of the Conversion Price (as defined in the Indenture) on such Trading Day;

(ii)	prior to January 15, 2027, during the five Business Days immediately following any five consecutive Trading Day period in which the Trading Price per $1,000 principal amount of the Securities (as determined following a request by a Holder in accordance with the procedures described in the Indenture) for each day of that period was less than 98% of the product of the Closing Price of the Company’s Common Stock and the current Conversion Rate of the Securities on each such day;

(iii)	if the Company has called the Securities for redemption;

(iv)	at any time on or after January 15, 2027 until the close of business on the Business Day immediately preceding the Stated Maturity of the Securities; or

(v)	upon the occurrence of certain specified corporate transactions described in the Indenture.

6.	The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Securities hold the Securities through DTC accounts and that there are no certificated Securities in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Securities surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Securities via ATOP will constitute a Repurchase Notice satisfying Holders’ notice requirements under the Indenture.

Securities Held Through a Custodian. If you wish to tender Securities and your Securities are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Securities for purchase on your behalf through the transmittal procedures of DTC on or prior to 5:00 p.m., New York City time, on the Repurchase Date.

Securities in Global Form. If you are a DTC participant who wishes to tender Securities, you must surrender to the Company your beneficial interest in the Securities by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Repurchase Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Repurchase Date.

Securities Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Securities are issued to a Holder other than DTC or its nominee, then any such Holder of the Securities must complete and sign a Repurchase Notice in the form attached hereto as Annex B in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Securities being tendered and all necessary endorsements, to the Paying Agent prior to 5:00 p.m., New York City time, on the Repurchase Date.

7.	The Repurchase Price for the Securities you have surrendered for purchase and not withdrawn shall be paid promptly following the later of the Business Day immediately following the Repurchase Date and the date you deliver such Securities to HSBC Bank USA, National Association.

8.	Securities you have surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Repurchase Date. In order to withdraw Securities, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Repurchase Date.

9.	Unless the Company defaults in making the payment of the Repurchase Price owed to you, Interest, Contingent Interest, if any, and Additional Amounts, if any, on your Securities as to which you have delivered a Repurchase Notice shall cease to accrue on and after the Repurchase Date.

10.	CUSIP Numbers: 538034 AA7 and 538034 AB5

ANNEX B

FORM OF REPURCHASE NOTICE

TO:	LIVE NATION ENTERTAINMENT, INC.
HSBC BANK USA, NATIONAL ASSOCIATION, AS TRUSTEE

The undersigned registered Holder of the Securities designated below hereby irrevocably acknowledges receipt of a notice from Live Nation Entertainment, Inc. (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase their Securities and requests and instructs the Issuer to repay the entire principal amount of such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of July 16, 2007 (the “Indenture”), among the Issuer and HSBC Bank USA, National Association, as successor in interest to Wells Fargo Bank, N.A., as trustee, at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid Interest, if any, accrued and unpaid Contingent Interest, if any, and Additional Amounts, if any to, but excluding, the Repurchase Date, to the registered Holder hereof. Accrued and unpaid Interest, Contingent Interest, if any, and Additional Amounts, if any, on the Securities to, but not including, the Repurchase Date, will be paid to the Holder of record at the close of business on July 1, 2014, prior to the payment of the Repurchase Price as provided by the Indenture. Accordingly, we expect that there will be no accrued and unpaid Interest, Contingent Interest or Additional Amounts due as part of the Repurchase Price. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Securities shall be repurchased by the Issuer as of July 15, 2014, the Repurchase Date, pursuant to the terms and conditions specified in the Indenture and the Issuer Repurchase Notice.

NOTICE: The signature below of the Holder of the Securities designated below must correspond with the name as written upon the face of such Securities in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Securities Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX C

FORM OF WITHDRAWAL NOTICE

TO:	LIVE NATION ENTERTAINMENT, INC.
HSBC BANK USA, NATIONAL ASSOCIATION, AS TRUSTEE

The undersigned registered owner of the Securities designated below hereby withdraws its election to require Live Nation Entertainment, Inc. (the “Issuer”) to repurchase such Securities, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture dated as of July 16, 2007 (the “Indenture”), among the Issuer and HSBC Bank USA, National Association, as successor in interest to Wells Fargo Bank, N.A., as trustee. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Securities in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Securities Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX D

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers.

Directors

Name	Title
Michael Rapino	President, Chief Executive Officer and Director
Mark Carleton	Director
Jonathan Dolgen	Director
Ariel Emanuel	Director
Robert Ted Enloe, III	Director
Jeffrey T. Hinson	Director
Margaret L. Johnson	Director
James S. Kahan	Director
Gregory B. Maffei	Director
Randall T. Mays	Director
Mark S. Shapiro	Director

Executive Officers

Name	Title
Michael Rapino	President, Chief Executive Officer and Director
Joe Berchtold	Chief Operating Officer
Brian Capo	Chief Accounting Officer
Michael Rowles	General Counsel and Secretary
Kathy Willard	Chief Financial Officer

The business address of each person set forth above is c/o Live Nation Entertainment, Inc., 9348 Civic Center Drive, Beverly Hills, CA 90210 and the telephone number there is (310) 867-7000.